Exhibit 9.01(a)(2)

HUBPAGES, INC.

HUBPAGES, INC.

CONDENSED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(Unaudited)

ASSETS
Current assets:
Cash	$1,295,825	$981,173
Accounts receivable	1,097,002	1,086,939
Prepaid expenses and other current assets	67,872	77,117
Total current assets	2,460,699	2,145,229
Internal-use software, net of accumulated amortization of $1,367,709 and $1,170,084 at June 30, 2018 and December 31, 2017, respectively	566,667	581,894
Total assets	$3,027,366	$2,727,123

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,136	$10,814
Accrued expenses	51,200	37,232
Accrued compensation	47,236	288,780
Accrued publisher fees	532,163	534,334
Total current liabilities	652,735	871,160

Commitments and contingencies (Note 3)

Stockholders’ equity:
Series A Redeemable Convertible Preferred Stock, $0.0001 par value; authorized – 3,500,175 shares; issued and outstanding – none	-	-
Series B Redeemable Convertible Preferred Stock, $0.0001 par value; authorized – 7,000,000 shares; issued and outstanding – 4,572,137 shares; liquidation preference of $4,049,999	457	457
Common stock, $0.0001 par value; authorized – 20,000,000 shares; issued and outstanding – 5,513,206 shares and 5,495,206 shares at June 30, 2018 and December 31, 2017, respectively	552	550
Additional paid-in capital	7,908,794	7,887,983
Accumulated deficit	(5,535,172)	(6,033,027)
Total stockholders’ equity	2,374,631	1,855,963
Total liabilities and stockholders’ equity	$3,027,366	$2,727,123

See accompanying notes to condensed financial statements.

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HUBPAGES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2018	2017

Net sales	$3,448,229	$1,798,667

Operating expenses:
Service costs	2,026,440	1,268,625
Research and development costs	172,885	213,895
Selling, general and administrative costs	755,698	338,587
Total operating expenses	2,955,023	1,821,107
Operating income (loss)	493,206	(22,440)
Interest income	4,649	1,630
Income (loss) before income taxes	497,855	(20,810)
Income tax expense	-	-
Net income (loss)	$497,855	$(20,810)

See accompanying notes to condensed financial statements.

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HUBPAGES, INC.

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

Six Months Ended June 30, 2018

	Redeemable		Redeemable
	Convertible		Convertible
	Series A		Series B				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2018	-	$-	4,572,137	$457	5,495,206	$550	$7,887,983	$(6,033,027)	$1,855,963
Exercise of stock options	-	-	-	-	18,000	2	2,518	-	2,520
Stock-based compensation expense	-	-	-	-	-	-	18,293	-	18,293
Net income	-	-	-	-	-	-	-	497,855	497,855
Balance, June 30, 2018	-	$-	4,572,137	$457	5,513,206	$552	$7,908,794	$(5,535,172)	$2,374,631

 Six Months Ended June 30, 2017

	Redeemable		Redeemable
	Convertible		Convertible
	Series A		Series B				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2017	3,550,175	$350	6,773,536	$677	5,495,206	$550	$8,077,529	$(6,608,990)	$1,470,116
Stock-based compensation expense	-	-	-	-	-	-	4,942	-	4,942
Net loss	-	-	-	-	-	-	-	(20,810)	(20,810)
Balance, June 30, 2017	3,550,175	$350	6,773,536	$677	5,495,206	$550	$8,082,471	$(6,629,800)	$1,454,248

See accompanying notes to condensed financial statements.

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HUBPAGES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$497,855	$(20,810)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of internal-use software	197,625	189,796
Depreciation and amortization of fixed assets	-	16,905
Stock-based compensation expense	18,293	4,942
Bad debt expense	-	4,000
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	(10,063)	87,131
Prepaid expenses and other current assets	9,245	45,515
Increase (decrease) in -
Accounts payable	11,322	(4,627)
Accrued expenses	13,968	(31,224)
Accrued compensation	(241,544)	(81,452)
Accrued publisher fees	(2,171)	(36,835)
Net cash provided by operating activities	494,530	173,341

Cash flows from investing activities:
Acquisition of fixed assets	-	(4,251)
Internal-use software development costs capitalized	(182,398)	(227,313)
Net cash used in investing activities	(182,398)	(231,564)

Cash flows from financing activities:
Exercise of common stock options	2,520	-
Net cash provided by financing activities	2,520	-

Cash:
Net increase (decrease)	314,652	(58,223)
Balance at beginning of period	981,173	992,893
Balance at end of period	$1,295,825	$934,670

Supplemental disclosures of cash flow information:
Cash paid for -
Interest	$-	$-
Income taxes	-	-

See accompanying notes to condensed financial statements.

5

HUBPAGES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Six Months Ended June 30, 2018 and 2017

1. Organization and Basis of Presentation

HubPages, Inc. (the “Company”) is incorporated in Delaware and has its principal offices located in Oakland, California. The Company is a digital media company that operates a network of 27 premium content channels that act as an open community for writers, explorers, knowledge seekers and conversation starters to connect in an interactive and informative online space.

The condensed financial statements of the Company at June 30, 2018, and for the six months ended June 30, 2018 and 2017, are unaudited. In the opinion of management of the Company, all adjustments, including normal recurring accruals, have been made that are necessary to present fairly the financial position of the Company as of June 30, 2018, and the results of its operations and cash flows for the six months ended June 30, 2018 and 2017. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year. The balance sheet at December 31, 2017 has been derived from the Company’s audited financial statements at such date.

Certain Significant Risks and Uncertainties

The Company continues to be subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key individuals, successful development and marketing of its products and services, competition from substitute products and services, and larger companies which have greater financial resources, technical management, marketing resources, and the ability to secure adequate financing to support future growth.

2. Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). While these statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by GAAP for complete financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, the allowance for doubtful accounts, depreciation and amortization, the valuation allowance for deferred tax assets, and stock-based compensation.

The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Accordingly, actual results could differ from those estimates under different assumptions or conditions.

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Concentrations of Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company’s cash balances are with federally insured banks and periodically exceed the current insured limits.

Accounts receivable from four customers comprised 85% of total accounts receivable as of June 30, 2018, and revenue from four customers represented 87% of total revenue for the six months ended June 30, 2018. Accounts receivable from four customers comprised 83% of total accounts receivable as of December 31, 2017, and revenue from two customers represented 97% of total revenue for the six months ended June 30, 2017.

Accounts Receivable

Accounts receivable are stated at amounts reported by advertising network partners and the Company receives payments from such sources based upon contractual payment terms. Generally, the Company collects accounts receivable within 60 days. The Company assesses its receivables for collectability and, if determined necessary, records an allowance for the amount of those receivables deemed to be uncollectible. The allowance for doubtful accounts was $0 at both June 30, 2018 and December 31, 2017.

Internal-Use Software

The Company develops software for internal use and incurs costs to develop its platform for delivery of services to its customers. Costs associated with the application development stage of internal-use software, such as design and configuration, coding, installation, testing, and parallel processing, are capitalized and amortized over the estimated useful life of the software, which is estimated to be three years. During the six months ended June 30, 2018 and 2017, the Company capitalized $182,398 and $227,313, respectively, of internal-use software development costs, and recorded amortization expense associated with previously capitalized internal-use software costs of $197,625 and $189,796, respectively, which has been recorded in selling, general and administrative costs in the statement of operations.

The Company reviews its internal-use software whenever events or changes in circumstances indicate that the carrying amount of the internal-use software may not be fully recoverable. To determine recoverability of its internal-use software, the Company evaluates the probability that future estimated undiscounted cash flows will be less than the carrying amount of the assets. If such cash flows are determined to be more likely than not to be less than the carrying amount of the long-lived assets, the assets are then written down to their fair value. The Company’s estimate of anticipated cash flows and remaining estimated useful lives of internal-use software assets could be significantly reduced in the future, which could result in reductions in the carrying amount of internal-use software. No impairment existed at June 30, 2018 or December 31, 2017.

Revenue Recognition

The Company enters into contracts with advertising networks to serve display advertisements on the digital media pages associated with its various content channels. The Company recognizes revenue from advertisements when the following criteria are present; (i) persuasive evidence of an arrangement exists; (ii) the fees are fixed or determinable; (iii) delivery has occurred or services have been rendered; and (iv) collection is reasonably assured.

Revenue from advertisements is generated when advertisers buy advertisements, through real time bidding on a per-impression basis, on the Company’s digital media channels from advertising networks the Company has contracted with to place such advertisements. The Company recognizes revenue upon the completion of an advertising transaction, specifically, when an advertising impression has been delivered to a consumer viewing a website and the impression is measured according to the terms of the underlying contractual agreements.

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The Company assesses whether fees are fixed or determinable based on the contractual terms of the arrangement and impressions delivered. Subsequent to the delivery of an impression, the fees are generally not subject to adjustment or refund. Historically, any refunds and adjustments have not been material.

The Company considers itself to be the principal in its revenue transactions with the advertising networks. The Company records the gross amount of payments from its advertising network partners as revenue and is responsible for and thus records payments to its publishers as service costs, as described further below.

Service Costs

Under the terms of use with its publishers, the Company owes independent publisher partners an amount based on the number of advertising impressions and an internally generated per-impression amount, which is recorded as service costs in the same period in which the associated advertising revenue is recognized.

Advertising and Promotion Expense

The Company charges to operations the costs of its separate advertising and promotions when such costs are incurred. For the six months ended June 30, 2018 and 2017, the Company charged to operations advertising and promotion expense of $13,817 and $19,201, respectively.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end. The Company measures the fair value for all financial and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis, respectively. There were no nonfinancial assets or liabilities measured at fair value at June 30, 2018 and December 31, 2017.

The carrying amount of the Company’s financial instruments comprising of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short-term maturity of these instruments.

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Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense. The Company is also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to our unrecognized tax benefits will occur during the next 12 months.

The Company did not recognize any uncertain tax positions, or any accrued interest and penalties associated with uncertain tax positions for any of the periods presented in the financial statements. The Company files tax returns in the United States federal jurisdiction and the State of California. Generally, the Company is subject to examination by income tax authorities for three years from the filing of a tax return.

Stock-Based Compensation

The Company maintains a stock-based compensation plan whereby stock options are granted for services performed by employees. The Company recognizes compensation expense related to the fair value of stock-based awards issued to its employees in its financial statements. The Company uses the Black-Scholes option-pricing model to estimate the fair value of all stock-based awards on the date of grant. The Company recognizes the compensation expense for options on a straight-line basis over the requisite service period of the award.

Defined Contribution Retirement Plan

The Company sponsors a defined contribution 401(k) plan (the “Plan”) for all employees. The Plan allows Company employees to contribute up to 100% of their gross wages, not to exceed the Internal Revenue Service allowed maximum. The Company matches contributions equal to 4% of the amount of the salary reduction the participant elected to defer. The Company made matching contributions of $43,309 and $35,780 during the six months ended June 30, 2018 and 2017, respectively.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features; (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features are no longer required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered, and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company early adopted the provisions of ASU 2017-11 in the quarter beginning January 1, 2018. The adoption of ASU 2017-11 did not have any impact on the Company’s financial statement presentation or disclosures.

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Recently Issued Accounting Standards

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 eliminates transaction- and industry-specific revenue recognition guidance under current GAAP and replaces it with a principles-based approach for determining revenue recognition. ASU 2014-09 requires that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The FASB has recently issued ASU 2016-08, ASU 2016-10, ASU 2016-11, ASU 2016-12, and ASU 2016-20, all of which clarify certain implementation guidance within ASU 2014-09. ASU 2014-09 is effective for reporting periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2018. The Company is currently evaluating the implementation approach and the impact of adoption of this new standard, along with subsequent clarifying guidance, on the Company’s financial statements and related disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 has subsequently been amended and modified by ASU 2018-10, 2018-11 and 2018-20. ASU 2016-02 (including the subsequent amendments and modifications) is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the implementation approach and the impact of adoption of this new standard, along with subsequent clarifying guidance, on the Company’s financial statements and related disclosures.

In June 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. ASU 2016-13 is effective for the Company for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is allowed as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the implementation approach and the impact of adoption of this new standard, along with subsequent clarifying guidance, on the Company’s financial statements and related disclosures.

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In June 2018, the FASB issued Accounting Standards Update 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Revenue from Contracts with Customers (Topic 606). ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the implementation approach and the impact of adoption of this new standard, along with subsequent clarifying guidance, on the Company’s financial statements and related disclosures

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3. Commitments and Contingencies

The Company may be subject to legal claims and actions from time to time as part of its business activities. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company. The Company leases office space on a month to month basis upon termination of the lease and rent expense for the six months ended June 30, 2018 was $67,999.

4. Stockholders’ Equity

The total number of shares that the Company has the authority to issue is 30,500,175, consisting of 20,000,000 shares of common stock, $0.0001 par value per share, and 10,500,175 shares of preferred stock, $0.0001 par value per share. The first series of preferred stock is designated “Series A Preferred Stock” and consists of 3,500,175 authorized shares. The second series of preferred stock is designated “Series B Preferred Stock” and consists of 7,000,000 authorized shares.

Redeemable Convertible Preferred Stock

As of June 30, 2018 and December 31, 2017, the Company has authorized 3,500,175 shares of $0.0001 par value Series A redeemable convertible preferred stock (“Series A Preferred Stock”) and 7,000,000 shares of $0.0001 par value Series B redeemable convertible preferred stock (“Series B Preferred Stock”).

Voting – Each holder of Series A Preferred Stock and Series B Preferred Stock is entitled to vote on all matters and is entitled to the number of votes equal to the number of votes that would be accorded to the number of shares of common stock into which such holder’s preferred stock would be converted.

Dividends – The holders of preferred stock are entitled to receive noncumulative dividends prior to and in preference to any dividends to common shareholders at a rate of $0.045712 per annum on each outstanding share of Series A Preferred Stock and $0.070864 on each outstanding share of Series B Preferred Stock, as and when declared by the Board of Directors. No dividends were declared as of June 30, 2018. The dividend price per share is subject to adjustment for stock splits, stock dividends and reclassifications. No dividends have been declared or paid to date.

Conversion – At the option of the holder, each share of Series A Preferred Stock and Series B Preferred Stock is convertible into common stock. In addition, shares of Series A Preferred Stock and Series B Preferred Stock would convert automatically into common stock upon a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with a pre-money valuation of the Company equal to at least $75,000,000 which results in aggregate cash proceeds to the Company of at least $30,000,000 (before deduction of underwriting discounts and commissions) or upon the written consent or agreement of the holders of two-thirds of the then outstanding shares of preferred stock voting as a single class. The initial conversion price of the Series A Preferred Stock is $0.5714 per share and the initial conversion price of the Series B Preferred Stock is $0.8858 per share. The conversion ratio may be adjusted from time to time based on anti-dilution provisions included in the Company’s Articles of Incorporation.

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Liquidation – In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to $0.5714 per share on shares of Series A Preferred Stock and $0.8858 per share on shares of Series B Preferred Stock, in each case plus declared but unpaid dividends. After this distribution, all assets shall be ratably distributed to the common and preferred shareholders until the holders of the Series A Preferred Stock and Series B Preferred Stock have received an aggregate of three times the original issue price per share, adjusted for stock splits, stock dividends, and reclassification, after which the holders of the common stock will receive all remaining proceeds.

Redemption – At any time after January 31, 2013, upon the written election of at least two-thirds of the then outstanding shares of preferred stock voting as a single class on the proposal that all of the shares of preferred stock shall be redeemed, the Company, to the extent it has sufficient working capital and may lawfully do so, shall redeem such shares in three equal annual installments by making a cash payment equal to the original issue price per share for each share of preferred stock plus all declared but unpaid dividends on such shares. This conditional obligation that could require the Company to redeem the Preferred Stock in the future does not preclude classification as permanent equity. As a private entity, the Company elected not to present the Preferred Stock within temporary equity.

On September 22, 2017, the Company repurchased 3,500,175 shares of Series A Preferred Stock and 2,201,399 shares of Series B Preferred Stock from an investor for a cash consideration of $200,000.

Common Stock

As of June 30, 2018 and December 31, 2017, the Company had authorized 20,000,000 shares of its common stock, par value $0.0001 per share. As of June 30, 2018 and December 31, 2017, the Company had 5,513,206 shares and 5,495,206 shares, respectively, of common stock issued and outstanding.

On June 2, 2018, options to acquire 18,000 shares of common stock were exercised by a cash payment of $2,520 ($0.14 per share).

5. Income Taxes

The provision for income taxes in interim periods is computed by applying an estimated annual effective tax rate against earnings before income tax expense for the period. In addition, non-recurring or discrete items are recorded during the period in which they occur.

The Company did not record a provision for income taxes during the six months ended June 30, 2018 and December 31, 2017 as the Company’s taxable income for 2017 was fully offset by net operating loss carryforwards generated in previous years that reduced the Company’s taxable income to zero. For 2018, it is expected that utilization of the net operating loss carryforwards will reduce taxable income to zero.

The Company is required to establish a valuation allowance for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on available evidence, realization of deferred tax assets is dependent upon the generation of future taxable income. The Company considered projected future taxable income, tax planning strategies, and reversal of taxable temporary differences in making this assessment. As such, the Company has determined that a full valuation allowance is required as of June 30, 2018 and December 31, 2017.

There were no unrecognized tax benefits as of June 30, 2018 and December 31, 2017.

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6. Stock-Based Compensation

The Company may periodically issue common stock options to members of the Board of Directors, officers, employees and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant.

Effective July 18, 2006, the Company’s Board of Directors adopted the 2006 Stock Option Plan (the “2006 Plan”), which provided for the issuance of up to 8,490,962 shares of the Company’s common stock to employees, consultants, and non-employee directors of the Company. The term of each option was for a period of no more than ten years, with options generally vesting over a period of four years. As of June 30, 2018, options to purchase 7,645,220 shares under the Plan were issued and outstanding. Outstanding vested stock options under the 2006 Plan were repurchased on August 23, 2018 in connection with the acquisition of the Company on such date (see Note 8).

The Company recognizes compensation expense related to the fair value of stock-based awards issued to its employees in its financial statements. The Company is required to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model to value options. The Black-Scholes model requires the use of certain estimates, including the risk-free interest rate; the expected dividend yield; the weighted-average expected life of the option; and the expected volatility of the underlying stock price.

The Company uses the federal treasury instrument rate on the date of grant as the risk-free interest rate. The expected dividend yield is based on the Company’s history and expectation of dividend payouts. The Company made certain assumptions regarding option exercise and employee termination behavior in order to estimate an expected life for each option grant. The expected life falls between the end of the vesting period or requisite service period and the contractual term for the option. Historical volatility is determined using prices for the common stock of comparable companies over the expected term of the option.

For the six months ended June 30, 2018 and 2017, the Company’s total stock-based compensation expense was $18,293 and $4,942, respectively, and is recorded in selling, general and administrative costs in the statements of operations.

The initial fair value of each stock option award outstanding at June 30, 2018 was calculated using the Black-Scholes option-pricing model utilizing the following assumptions:

Risk-free interest rate	0.81% to 2.70%
Expected dividend yield	0%
Expected volatility	52.00%
Expected life	5.5 to 6.1 years

The Company did not grant any stock options that require a subsequent assessment of fair value.

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A summary of stock option activity during the six months ended June 30, 2018 is as follows:

			Weighted
			Average
		Weighted	Remaining
	Number	Average	Contractual
	of	Exercise	Life
	Shares	Price	(in Years)

Stock options outstanding at January 1, 2018	7,663,220	$0.057
Granted	-	-
Exercised	(18,000)	0.140
Forfeited	-	-
Expired	-	-
Stock options outstanding at June 30, 2018	7,645,220	0.057	8.55

Stock options exercisable at June 30, 2018	2,375,868	0.076	7.26

There were no options issued during the six months ended June 30, 2018. Outstanding stock options to acquire 5,269,352 shares of the Company’s common stock had not vested at June 30, 2018. As of June 30, 2018, there was approximately $121,279 of total unrecognized compensation cost related to unvested options granted, which is expected to be recognized over a weighted-average period of 3.5 years.

On August 23, 2018, in connection with the acquisition of the Company (see Note 8), all vested stock options were terminated and paid out in cash and all non-vested stock options were cancelled.

7. Related Party Transactions

During the six months ended June 30, 2018 and 2017, an officer of the Company and his family were paid $7,064 and $8,973, respectively, as publisher partners based on advertising impressions on websites hosting their independent content on the Company’s various channels.

During the six months ended June 30, 2018 and 2017, the brother of the Company’s Chief Executive Officer was paid $6,000 and $0, respectively, for computer services.

8. Subsequent Events

Agreement and Plan of Merger

On August 23, 2018, the Company consummated a merger (the “Merger”) with HP Acquisition Co., Inc. (“HPAC”), a wholly-owned subsidiary of TheMaven, Inc. (“TheMaven”) in which HPAC merged with and into the Company, with the Company continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of the TheMaven, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 13, 2018, as amended, among the Company, TheMaven, HPAC and Paul Edmondson, solely in his capacity as the representative of the Company’s stockholders.

In connection with the consummation of the Merger, TheMaven paid a total of $10,000,000 to the Company’s stockholders and holders of outstanding vested stock options. TheMaven also issued a total of 2,399,997 shares of its restricted common stock, subject to vesting, to certain key personnel of the Company who agreed to continue their employment with the Company subsequent to the Merger. Additionally, TheMaven paid retention bonuses of $245,000 to certain employees of the Company who signed employment agreements with TheMaven and who were employed by TheMaven twelve months after the Merger.

In connection with the Merger, Paul Edmondson became the Chief Operating Officer of TheMaven. From January 2006 to August 2018, Mr. Edmondson was Chief Executive Officer of the Company.

The Company performed an evaluation of subsequent events through the date of issuance of these financial statements, and other than the aforementioned matters, there were no material subsequent events which affected, or could affect, the amounts or disclosures in the financial statements.

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